March 26, 2010

Dear Shareholder,

Yesterday, we filed our Annual Report on Form 10-K with the Securities and Exchange Commission (SEC) for the fiscal year ended December 31, 2009. The Form 10-K provides information that will be important to our shareholders about our 2009 financial results (highlights are provided below in this letter) and addresses a number of significant issues facing our company. We encourage you to review the Form 10-K on our website at www.cibmarine.com.

2009 Financial Results

In September 2009, CIB Marine Bancshares filed its pre-packaged plan of reorganization after having obtained the consent of the holding company’s trust preferred securities holders for the plan which exchanged trust preferred securities debt for preferred stock. The bankruptcy court confirmed the plan in October 2009 and the plan’s effective date was December 30, 2009.

The reorganization of the holding company was an important event for the company resulting in the elimination of $107.2 million of indebtedness, improving its regulatory capital position and improving future operating results through elimination of interest expense on the debt. Net income, after the extraordinary gain of $54.5 million realized on the reorganization, was $13.7 million during 2009. The net income was $0.75 per share and the book value was $1.36 per share at December 31, 2009, compared to a loss of $1.88 per share and a book value of $0.81 per share at December 31, 2008. The company’s Tier 1 Capital increased from $32.9 million or 3.58% of average assets at December 31, 2008, to $90.9 million or 12.08% of average assets at December 31, 2009.

We are pleased to announce the elimination of the “going concern” opinion on our 2009 consolidated financial statement from our independent auditors. This development is significant for our shareholders and the company as we move forward.

Although the reorganization of the holding company was an important event, we continued to sustain operating losses from continuing operations in 2009 largely due to the adverse affect that the economic and real estate market conditions had on asset quality. Net loss before the extraordinary gain was $40.8 million, compared to a net loss of $34.4 million in 2008. The net loss per share from continuing operations was $2.28 for 2009 compared to a net loss per share from continuing operations of $1.98 for 2008. Total assets decreased to $710 million at December 31, 2009 from $906 million at December 31, 2008, largely reflecting declines in cash and cash equivalents, securities and loans.

Some important factors that contributed to the loss from continuing operations in 2009 were:

•	Net interest income declined from $21.6 million in 2008 to $15.5 million in 2009, reflecting the reduced balance sheet, the sale of the assets of Citrus Bank during 2008, higher non-accrual loans and the maintenance of high levels of cash and cash equivalents for liquidity purposes;

•	Credit quality deteriorated during 2009 as a result of deteriorated general economic and real estate market conditions. Non-performing loans increased to $57.9 million or 10.8% of total loans at December 31, 2009, from $17.1 million or 2.7% of total loans at December 31, 2008. To address the credit deterioration the loan loss provision expense in 2009 was increased to $27.4 million in 2009, compared to $22.1 million in 2008;

•	Noninterest income decreased $2.9 million from $4.4 million for the year ended December 31, 2008 to $1.5 million for the year ended December 31, 2009. The decrease was primarily due to a $4.1 million gain the company recognized during 2008 from the sale of a majority of the assets of its Florida banking subsidiary with no comparable gain recognized in 2009. This was partially offset by a decrease of $1.4 million in other-than-temporary impairment losses from 2008 compared to 2009;

•	Total noninterest expense decreased $8.9 million, or 22.2%, from $39.9 million in 2008 to $31.0 million in 2009. The decrease was primarily the result of the following:

•	Compensation and employee benefits decreased $3.4 million, or 20.9%, during 2009 compared to 2008, primarily due to staff reductions due to the sale of CIB Marine’s Florida banking subsidiary during the third quarter of 2008 and a reduction in force in the first quarter of 2009.

•	Equipment and occupancy expense together decreased $1.0 million, or 22.3%, during 2009 compared to 2008 primarily due to the sale of the company’s Florida banking subsidiary during the third quarter of 2008.

•	A litigation reserve of $3.4 million was recorded and paid in 2008. There was no litigation reserve in 2009.

•	FDIC deposit insurance expense was $1.8 million for 2009, compared to $0.7 million for 2008. The increase was the result of an effort by the FDIC to replenish the Deposit Insurance Fund in the wake of the recent increase in bank failures in the U.S., including a special one-time assessment against all financial institutions in the second quarter of 2009.

•	Write down of assets was $3.4 million for 2009, primarily as a result of a $0.6 million write down of two foreclosed properties, the write down of $1.8 million of loans held for sale, and a $0.3 million write down of fixed assets during 2009.

Resignation of Stan Calderon

Effective March 25, 2010, Stanley Calderon resigned his position on the Board of Directors of CIBM Bank and CIB Marine Bancshares. Mr. Calderon has accepted a senior management position in the banking industry that precludes him from continuing as a director of our bank or holding company. We appreciate Mr. Calderon’s commitment to the company and leadership since joining the company in 2004.

In the past year, we have been able to complete the reorganization of the company and succeeded in eliminating the trust preferred debt and the associated $8.9 million annual interest burden. The company’s capital ratios improved, and we were able to preserve the rights of our common shareholders. In the coming year, we are focused on resolving asset quality issues, maintaining adequate capital levels of the consolidated company and its subsidiary, CIBM Bank, and continuing our work on increasing our operating efficiencies and improving our core banking business to improve the prospects for future earnings.

Sincerely,

John P. Hickey, Jr.
President and CEO

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2009.